Exhibit 21.1

Subsidiaries of SquareTwo Financial Corporation

Subsidiary	Jurisdiction
SquareTwo Financial Commercial Funding Corporation	Delaware
Autus, LLC	Colorado
CACH of NJ, LLC	Colorado
CACH, LLC	Colorado
CACV of Colorado, LLC	Colorado
CACV of New Jersey, LLC	Colorado
Candeo, LLC	Colorado
Collect America of Canada, LLC	Colorado
Healthcare Funding Solutions, LLC	Colorado
Orsa, LLC	Colorado
ReFinance America, LTD	Nevada
Collect Air, LLC	Delaware
SquareTwo Financial Canada Corporation	Canada
CCL Financial, Inc.	Canada
Metropolitan Legal Administration Services Inc.	Canada
Preferred Credit Resources Limited	Canada